EXHIBIT 11
FERRO CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

	Three months ended		Nine months ended
	September 30,		September 30,
		Restated		Restated
(in thousands, except per share amounts)	2004	2003	2004	2003
Basic earnings per share computation:
Net income (loss) available to common shareholders	$5,496	$(2,084)	$25,386	$7,737
Less: Income (loss) from discontinued operations	(592)	(524)	(664)	2,872

	$6,088	$(2,608)	$26,050	$4,865

Weighted-average common shares outstanding	42,049	40,954	41,942	40,759

Basic earnings per share from continuing operations	$0.14	$(0.06)	$0.62	$0.12

Diluted earnings per share computation:
Net income (loss) available to common shareholders	$5,496	$(2,084)	$25,386	$7,737
Less: Income (loss) from discontinued operations	(592)	(524)	(664)	2,872
Plus: Convertible preferred stock	—	—	—	—

	$6,088	$(2,608)	$26,050	$4,865

Weighted-average common shares outstanding	42,049	40,954	41,942	40,759
Assumed conversion of convertible preferred stock	—	—	—	—
Assumed exercise of stock options	94	—	301	185

Weighted-average diluted shares outstanding	42,143	40,954	42,243	40,944

Diluted earnings per share from continuing operations	$0.14	$(0.06)	$0.62	$0.12

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